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                                                                     EXHIBIT 5.1

                           [COOLEY GODWARD LLP LETTERHEAD]




July 20, 1999

MP3.com, Inc.
10350 Science Center Drive
Building 14
San Diego, California 92121

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by MP3.com, Inc. (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission, covering the registration of up to 7,606,781 shares of the Company's Common Stock, $.001 par value (the "Shares"), for issuance (i) pursuant to the Company's 1999 Employee Stock Purchase Plan and 1998 Equity Incentive Plan (collectively, the "Plans"), and (ii) upon the exercise of outstanding options granted under the Company's 1998 Equity Incentive Plan.

In connection with this opinion, we have examined and relied upon the Registration Statement, the Plans, the Company's Certificate of Incorporation and Bylaws and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Registration Statement, the Plans and the options granted thereunder, will be validly issued, fully paid, and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,


/s/  FREDERICK T. MUTO
-----------------------
Frederick T. Muto